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                                                                  EXHIBIT (4)(a)


                  AMENDMENT, dated as of June 18, 2001 (this "Amendment"), to the Shareholder Protection Rights Agreement, dated as of December 19, 2000 (the "Rights Agreement"), between First Union Corporation (the "Company") and First Union National Bank (the "Rights Agent").

                                   WITNESSETH:

                  WHEREAS, the Company and the Rights Agent have heretofore entered into the Rights Agreement; and

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in consideration of the merger with Wachovia Corporation ("Wachovia"), as set forth in that certain Agreement and Plan of Merger, dated as of April 15, 2001, between the Company and Wachovia, and certain related transactions;

                  NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

                  (1) Pursuant to Section 5.4 of the Rights Agreement, Section
1.1 of the Rights Agreement is amended to include the following at the end of the definition of "Acquiring Person":

                 "In addition, Wachovia Corporation, a North Carolina corporation, or any of its Subsidiaries (together, "Wachovia") will not be an Acquiring Person as long as the Agreement and Plan of Merger, dated as of April 15, 2001 and amended and restated, between the Company and Wachovia (as may be further amended and restated, amended or modified from time to time, the "Merger Agreement") has not been terminated; provided that, if the Merger Agreement has been terminated, the Board of Directors of the Company may determine a reasonable period of time after such termination during which Wachovia will not be an Acquiring Person so that Wachovia may orderly dispose of any shares of Common Stock Beneficially Owned by it."

                  (2) This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  (3) Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect without amendment, modification or waiver.

                  (4) Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

                  (5) THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NORTH CAROLINA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.


                                             FIRST UNION CORPORATION


                                             By:/s/ Mark C. Treanor
                                                --------------------------------
                                                Name: Mark C. Treanor
                                                Title: Executive Vice President


                                             FIRST UNION NATIONAL BANK,
                                                as Rights Agent


                                             By: /s/ Sherrie Garrett
                                                -----------------------------
                                                Name: Sherrie Garrett
                                                Title:  Assistant Vice President